EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

-	Form S-8 No. 333-205255 Bob Evans Farms, Inc. Amended and Restated 2010 Equity and Cash Incentive Plan

-	Form S-8 No. 333-205257 Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Executive Deferral Program and the Bob Evans Farms, Inc. 2010 Director Deferral Program

-	Form S-8 No. 333-205258 Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan

of our reports dated June 23, 2016, with respect to the consolidated financial statements of Bob Evans Farms, Inc. and the effectiveness of internal control over financial reporting of Bob Evans Farms, Inc. included in this Annual Report (Form 10-K) of Bob Evans Farms, Inc. for the year ended April 29, 2016.

/s/ Ernst & Young LLP

Grandview Heights, Ohio
June 23, 2016